UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 27, 2026

NRC Health
(Exact name of registrant as specified in its charter)

Delaware	001-35929	47-0634000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1245 Q Street, Lincoln, Nebraska	68508
(Address of principal executive offices)	(Zip Code)

(402) 475-2525
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
$.001 Par Value Common Stock	NRC	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2026, the Compensation and Talent Committee (the “Committee”) of the Board of Directors (the “Board”) of NRC Health (the “Company”) approved amendments to the following previously granted equity awards (collectively, the “Amended Awards”):

●         500,000 shares of stock granted on June 1, 2025, to Trent Green, the Company’s Chief Executive Officer and a member of the Board;
●         100,000 shares of stock granted on April 7, 2025, to Helen Hrdy, the Company’s Chief Operating Officer and EVP; and
●         100,000 shares of stock granted on April 7, 2025, to Andrew Monich, the Company’s Chief Corporate Development Officer and EVP.

At the time the grants were made, the intent was to provide the executives with fully vested, meaningful stock ownership to align their interests and experience with the interests and experience of non-management stockholders. This was to include feeling the economic impact of stock price increases and decreases, the receipt of dividends, and taxation of gain and dividends the same as other owners. The company materially funded, and the executives recognized and paid, income taxes in 2025 based on the grant date value as a cost of seeking this alignment.

Subsequent tax analysis identified uncertainty regarding the date on which the awards would be treated as fully vested for tax purposes, attributable to the Company’s right to repurchase the shares underlying the award for $1.00 if the executive was terminated for cause or resigned for good reason prior to the third anniversary of the grant date. To achieve the intended alignment with stockholders and put the executives as close as possible to the originally intended position, the Committee (i) amended the award agreements to eliminate the repurchase right, and (ii) approved cash bonuses in the amounts of approximately $1.9 million for Mr. Green and approximately $0.5 million for each of Ms. Hrdy and Mr. Monnich to cover the estimated cash taxes payable by these executives in connection with the change to the Amended Awards and the receipt of the bonuses.

The amendments and related bonus are expected to result in approximately $9.4 million of expense during the second quarter of 2026, consisting of (i) approximately $6.5 million of non-cash accelerated equity compensation expense, substantially all of which would otherwise have been recognized ratably through the second quarter of 2028, and (ii) approximately $2.9 million of cash bonus expense, primarily related to tax payments. The Company’s effective tax rate for the second quarter and the remainder of 2026 is expected to be impacted by the non-deductibility of these amounts. The acceleration of equity compensation expense eliminates the impact of these awards on future periods.

The information in Item 5.02 of this report may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements are made based on the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results or events may differ from those anticipated by forward-looking statements. Please refer to the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission for information concerning risks, uncertainties, and other factors that may affect future results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRC HEALTH
(Registrant)

Date: April 28, 2026	By:	/s/ Shane Harrison
Executive Vice President and Chief Financial Officer